                                                                               .
                                                                               .
                                                                               .

------
FORM 4
------
[ ] Check this box if no
    longer subject to                    U.S. SECURITIES AND EXCHANGE COMMISSION
    Section 16. Form 4                           Washington, D.C. 20549
    or Form 5 obligations
    may continue. See                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Instruction 1(b).
                                      Filed pursuant to Section 16(a) of the Securities
                                          Exchange Act of 1934, Section 17(a) of the
                                          Public Utility Holding Company Act of 1935
                                           or Section 30(h) of the Investment Company
                                                        Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|                                            |                                              |             to Issuer                |
|    Brascan Corporation                     |    Brookfield Homes Corporation (BHS)        |        (Check all applicable)        |
|    (See Schedule I for additional          |                                              |  [ ] Director     [X] 10% Owner      |
|    reporting persons)                      |                                              |  [ ] Officer      [ ] Other (specify |
|--------------------------------------------|----------------------------------------------|      (give title             below)  |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4. Statement for   |       below)                         |
|                                            |    Number of Reporting  |    Month/Day/Year  |                                      |
|                                            |    Person, if an entity |                    |                                      |
|  Suite 4400, BCE Place                     |    (Voluntary)          |     April 7, 2003  |                                      |
|  Box 762, 181 Bay Street                   |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check Applicable Line)            |
|                                            |                         |    (Month/Day/Year)|   [ ] Form filed by One              |
| Toronto             ON            M5J 2T3  |                         |                    |       Reporting Person               |
|--------------------------------------------|                         |                    |   [X] Form filed by More than        |
| (City)           (State)           (Zip)   |                         |                    |       One Reporting Person           |
|                                            |                         |                    |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of   |2. Trans-  | 2A.        |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-    |6. Owner-    |7. Nature  |
|   Security   |   action  | Deemed     |   tion Code  |   or Disposed of (D)      |    curities Benefi- |   ship      |   of In-  |
|   (Instr. 3) |   Date    | Execution  |   (Instr. 8) |   (Instr. 3, 4 and 5)     |    cially Owned     |   Form:     |   direct  |
|              |           | Date, if   |              |                           |    Following        |   Direct    |   Benefi- |
|              |   (Mont   | any        |              |                           |    Reported         |   (D) or    |   cial    |
|              |   Day/    | (Month/    |--------------|---------------------------|    Transaction(s)   |   Indirect  |   Owner-  |
|              |   Year)   | Day/       | Code  |  V   |    Amount  |  (A)  | Price|    (Instr. 3 and 4) |   (I)       |   ship    |
|              |           | Year)      |       |      |            |  or   |      |                     |   (Instr. 4)|   (Instr. |
|              |           |            |       |      |            |  (D)  |      |                     |             |   4)      |
|--------------|-----------|--------------------|------|------------|-------|------|---------------------|-------------|-----------|
|Common Stock  |   4/7/03  |            |  P    |      |    22,309  |  A    |$13.90|    16,055,184       |    (1)      |   (1)     |
|--------------|-----------|------------|-------|------|------------|-------|------|---------------------|-------------|-----------|
|              |           |            |       |      |            |       |      |                     |             |           |
|--------------|-----------|------------|-------|------|------------|-------|------|---------------------|-------------|-----------|
|              |           |            |       |      |            |       |      |                     |             |           |
|--------------|-----------|------------|-------|------|------------|-------|------|---------------------|-------------|-----------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).



FORM 4 (continued)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of   |2. Conver-  |3. Trans- |3A Deemed    |4. Trans-  |5. Number of   |6. Date Exer-   |7. Title and Amount|8. Price    |
|   Derivative |   sion or  |   action |   Execution |   action  |   Derivative  |   cisable and  |   of Underlying   |   of       |
|   Security   |   Exercise |   Date   |   Date, if  |   Code    |   Securities  |   Expiration   |   Securities      |   Deriva-  |
|   (Instr. 3) |   Price of |   (Month/|   any       |   (Instr. |   Acquired (A)|   Date         |   (Instr. 3 and 4)|   tive     |
|              |   Deriva-  |   Day/   |   (Month/   |   8)      |   or Disposed |   (Month/Day/  |                   |   Security |
|              |   tive     |   Year)  |   Day/      |           |   of (D)      |   Year)        |                   |  (Instr. 5 |
|              |   Security |          |   Year)     |           |   (Instr. 3,  |                |                   |            |
|              |            |          |             |           |   4 and 5)    |----------------|-------------------|            |
|              |            |          |             |           |               | Date   |Expira-|        | Amount or|            |
|              |            |          |             |-----------|---------------| Exer-  |tion   | Title  | Number of|            |
|              |            |          |             | Code| V   | (A) |    (D)  | cisable|Date   |        | Shares   |            |
|--------------|------------|----------|-------------|-----|-----|-----|---------|--------|-------|--------|----------|------------|
|              |            |          |             |     |     |     |         |        |       |        |          |            |
|--------------|------------|----------|-------------|-----|-----|-----|---------|--------|-------|--------|----------|------------|
|              |            |          |             |     |     |     |         |        |       |        |          |            |
|--------------|------------|----------|-------------|-----|-----|-----|---------|--------|-------|--------|----------|------------|
|              |            |          |             |     |     |     |         |        |       |        |          |            |
|--------------|------------|----------|-------------|-----|-----|-----|---------|--------|-------|--------|----------|------------|
|              |            |          |             |     |     |     |         |        |       |        |          |            |
|--------------|------------|----------|-------------|-----|-----|-----|---------|--------|-------|--------|----------|------------|
|              |            |          |             |     |     |     |         |        |       |        |          |            |
|--------------|------------|----------|-------------|-----|-----|-----|---------|--------|-------|--------|----------|------------|
|              |            |          |             |     |     |     |         |        |       |        |          |            |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned Follow- |          Direct (D)           |       (Instr. 4)     |
|       ing Reported  |          or Indirect (I)      |                      |
|       Transaction(s)|          (Instr. 4)           |                      |
|       (Instr. 4)    |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
EXPLANATION OF RESPONSES:


(1) Acquired by Carena Holdings Ltd., a wholly-owned subsidiary of Brascan Corporation ("Brascan"). Brascan beneficially owns the other shares directly. Brascan's major shareholder is EdperPartners Limited ("Edper"). Edper beneficially owns the shares indirectly through Brascan.

                                                                                    BRASCAN CORPORATION
**  Intentional misstatements or omissions of facts constitute Federal          By: /s/ Brian D. Lawson             April 7, 2003
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            --------------------------------     ----------------
                                                                              **Signature of Reporting Person           Date
                                                                                      Brian D. Lawson
                                                                                 Executive Vice-President and
Note: File three copies of this Form, one of which must be manually signed.        Chief Financial Officer
      If space is insufficient, see Instruction 6 for procedure.

                                                                                  EDPERPARTNERS LIMITED

**  Intentional misstatements or omissions of facts constitute Federal            By: /s/ Brian D. Lawson           April 7, 2003
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            --------------------------------     ----------------
                                                                                      Brian D. Lawson                    Date
                                                                                  President and Secretary
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

                                   SCHEDULE I


Name and Address of Reporting Person:

     Brascan Corporation
     Suite 4400, BCE Place
     Box 762, 181 Bay Street
     Toronto, Ontario  M5J 2T3


Additional Reporting Person:

     EdperPartners Limited
     c/o Suite 4400, BCE Place
     Box 762, 181 Bay Street
     Toronto, Ontario  M5J 2T3